Exhibit 10.3
AMENDED & RESTATED
PROMISSORY NOTE
$30,000,000.00
Dated as of May 31, 2008
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, NJ 08009
A.C. Moore Incorporated
130 A.C. Moore Drive
Berlin, NJ 08009
Moorestown Finance, Inc.
103 Foulk Road, Suite 200
Wilmington DE 19803
Blackwood Assets, Inc.
103 Foulk Road, Suite 200
Wilmington DE 19803
A.C. Moore Urban Renewal, LLC
130 A.C. Moore Drive
Berlin, NJ 08009
(Individually and collectively, “Borrower”)
Wachovia Bank, National Association
190 River Road
Summit, New Jersey 07901
(Hereinafter referred to as “Bank”)
Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Thirty Million and No/100 Dollars ($30,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Amended & Restated Promissory Note (including all renewals, extensions or modifications hereof, this “Note”).
LOAN AGREEMENT. This Note is subject to the provisions of that certain Amended & Restated Loan Agreement between Bank and Borrower of even date herewith, as modified from time to time (the “Loan Agreement”).
LINE OF CREDIT. Borrower may borrow, repay and reborrow, and, upon the request of Borrower, Bank shall advance and readvance under this Note from time to time until the maturity hereof (each an "Advance” and together the “Advances”), so long as the total principal balance outstanding under this Note at any one time does not exceed the principal amount stated on the face of this Note, subject to the limitations described in the Loan Agreement to which this Note is subject. Bank’s obligation to make Advances under this Note shall terminate if Borrower is in Default. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date, except for those representations that apply to a specific date. 30-Day Payout. During the term of the Note, Borrower agrees to pay down the outstanding balance to a maximum of $100.00 for 30 consecutive days annually.

If Borrower subscribes to Bank’s cash management services and such services are applicable to this line of credit, the terms of such service shall control the manner in which funds are transferred between the applicable demand deposit account and the line of credit for credit or debit to the line of credit.
USE OF PROCEEDS. Borrower shall use the proceeds of the loan(s) evidenced by this Note for the commercial purposes of Borrower, as follows: working capital and planned expansion of leased retail stores, including a sublimit of up to $12,500,000 available to fund documentary/standby letters of credit.
SECURITY. Borrower has granted Bank a security interest in the collateral described in the Security Agreement, dated as of October 28, 2003.
INTEREST RATE. Interest shall accrue on the unpaid principal balance of each Advance from the date of such Advance at a rate per annum equal to the LIBOR Market Index Rate, plus the Margin (each, an "Interest Rate”). “LIBOR Market Index Rate”, for any day, means the rate for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).
The “Margin” means the applicable margin based upon the following Debt Service Coverage Ratio (“DSCR”) as defined in the Loan Agreement, as follows:
DEBT SERVICE COVERAGE RATIO — TRAILING 12 MONTHS

GREATER	LESS THAN
THAN	OR EQUAL TO	MARGIN
1.75		0.50%
1.35	1.75	0.65%
1.25	1.35	0.90%
In each case, the determination of the Margin pursuant to the table set forth above shall be made by Bank on a quarterly basis based on an examination of the financial statements delivered pursuant to and in compliance with the terms of the Loan Agreement. Each determination of the Margin shall be effective five (5) days following the date on which the financial statements on which such determination was based are received by the Bank. Bank and Borrower have agreed that the Margin shall be fixed at .65% for the period from the date hereof until Bank’s receipt of the required financial statements for Borrower for the fiscal quarter ending on June 30, 2008. In the event that financial statements for the fiscal quarter most recently completed prior to such date of determination (including without limitation the fiscal quarter ending on June 30, 2008) have not been delivered to the Bank in compliance with the terms and provisions of the Loan Agreement, then the Bank may determine, in its reasonable judgment, the applicable Debt Service Coverage Ratio referred to above that would have been in effect as at such date, and, consequently, the Margin in effect for the period commencing on such date. Nothing contained in this definition shall be construed, in any fashion, as altering or superseding the rights of the Bank, following the occurrence of a Default hereunder (including, without limitation, as a result of a breach by the Borrower of the financial covenants set forth in the Loan Agreement) to charge interest on any loan(s) outstanding hereunder at the Default Rate (as such term is defined hereinafter).
INCREASED COSTS. If any change in Regulation D of the Board of Governors of the Federal Reserve System, or any Regulatory Change (as such term is defined hereinafter), in each case occurring after the date hereof (i) shall subject Bank to any tax, duty or other charge with respect to this Note, or shall change the basis of taxation of payments to the Bank of the principal of or interest on any amounts owed to or funded by it under this Note or any other amounts due under this Note or the Loan Agreement (except for changes in the rate of tax on the overall net income of Bank imposed by the United States of America, or the jurisdiction in which Bank’s principal executive office is located), (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of the Interest Rate), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank, (iii) shall change the amount of capital maintained or required or requested or directed to be maintained by Bank; or (iv) shall impose on Bank any other condition affecting any loan or advance made or funded by Bank under this Note or the Loan Agreement, and the result of any of the foregoing is or would be to (a) increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) Bank, (b) to reduce the amount of any sum received or receivable by Bank under this Note or the Loan Agreement, or (c) in the good faith determination of Bank, reduce the rate of return on the capital of Bank as a consequence of its obligations under the Loan Agreement or arising in connection therewith to a level below that which Bank could otherwise have achieved, then within ten (10) days after demand by Bank to Borrower (which demand shall be accompanied by a written statement setting forth the basis of such demand), Borrower shall pay Bank such additional amount or amounts as will (in the reasonable determination of Bank) compensate Bank for such increased cost or such reduction. Such written statement (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof. “Regulatory Change” means (i) any change in (or the adoption, implementation, change in the phase-in or commencement of effectiveness of) any: (A) United States Federal or state law or foreign law applicable to Bank; or (B) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to Bank of (1) any court or government authority charged with the interpretation or administration of any law applicable to Bank, or of (2) any fiscal, monetary or other authority having jurisdiction over Bank or (ii) any change in the application to Bank of any existing law, regulation, interpretation, directive, requirement or request referred to above.
DEFAULT RATE. In addition to all other rights contained in this Note, if a Default occurs, and as long as a Default continues, all outstanding Obligations shall bear interest at the Interest Rate (as in effect on the date of Default) plus 3% (“Default Rate”). The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.
NOTICE AND MANNER OF BORROWING. Borrower shall give Bank irrevocable telephonic notice of each proposed Advance not later than 11:00 a.m. local time at the office of Bank first shown above at least 2 business days before each proposed Advance. Each such notice shall specify (i) the date of such Advance, which shall be a business day, and (ii) the amount of each Advance. Notices received after 11:00 a.m. local time at the office of Bank first shown above shall be deemed received on the next business day.
INTEREST AND FEE(S) COMPUTATION (ACTUAL/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.
REPAYMENT TERMS. This Note shall be due and payable in consecutive monthly payments of accrued interest only, commencing on June 1, 2008, and continuing on the same day of each month thereafter until fully paid. In any event, all principal and accrued interest shall be due and payable on May 30, 2009.
AUTOMATIC DEBIT OF CHECKING ACCOUNT FOR LOAN PAYMENT. Borrower authorizes Bank to debit any account with Bank designated by Borrower, beginning June 1, 2008 for any payments due under this Note. Borrower further certifies that Borrower holds legitimate ownership of this account and preauthorizes this periodic debit as part of its right under said ownership.
APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.
DEFINITIONS. Loan Documents. The term “Loan Documents”, as used in this Note and the other Loan Documents, refers to all documents executed in connection with the loan evidenced by this Note and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101), as in effect from time to time. Obligations. The term “Obligations”, as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, all other obligations under any other Loan Document(s), and all obligations under any swap agreements (as defined in 11 U.S.C. § 101 as in effect from time to time) executed between Borrower and Bank whenever executed. Certain Other Terms. All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.
LATE CHARGE. If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 5% of each payment past due for 10 or more days.
Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank’s right to collect such late charge or to collect a late charge for any subsequent late payment received.
ATTORNEYS’ FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank’s reasonable expenses incurred to enforce or collect any of the Obligations after Default including, without limitation, reasonable arbitration, paralegals’, attorneys’ and experts’ fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.
USURY. If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.
MISCELLANEOUS PROVISIONS. Applicable Law; Conflict Between Documents. This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank’s address on the first page hereof without regard to that state’s conflict of laws principles. If the terms of this Note should conflict with the terms of any loan agreement or any commitment letter that survives closing, the terms of this Note shall control. Severability. If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document. Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term “person” shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents. Advances. Bank may, in its sole discretion, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof. Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day. Joint and Several Obligations. Each person who signs this Note as a Borrower (as defined herein) is jointly and severally obligated.

LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. BORROWER AND BANK AGREE THAT THEY SHALL NOT HAVE A REMEDY OF PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER IN ANY DISPUTE AND HEREBY WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY HAVE NOW OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY DISPUTE WHETHER THE DISPUTE IS RESOLVED BY ARBITRATION OR JUDICIALLY. Patriot Act Notice. To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For purposes of this section, account shall be understood to include loan accounts. Final Agreement. This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent agreements of the parties. There are no unwritten agreements between the parties.
AMENDMENT AND RESTATEMENT. This Note amends and restates, and is in substitution for, that certain Promissory Note in the original amount of $25,000,000.00 payable to the order of the Bank and dated as of October 28, 2003 (the “Existing Note”). However, without duplication, this Note shall in no way extinguish, cancel or satisfy the Borrower’s unconditional obligation to repay all indebtedness evidenced by the Existing Note or constitute a novation of the Existing Note. Nothing herein is intended to extinguish, cancel or impair the lien priority or effect of any security agreement, pledge agreement or mortgage with respect to Borrower’s or any guarantor’s obligations hereunder and under any other document relating hereto.
WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER BY EXECUTION HEREOF AND BANK BY ACCEPTANCE HEREOF, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE LOAN DOCUMENTS OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO ACCEPT THIS NOTE. EACH OF THE PARTIES AGREES THAT THE TERMS HEREOF SHALL SUPERSEDE AND REPLACE ANY PRIOR AGREEMENT RELATED TO ARBITRATION OF DISPUTES BETWEEN THE PARTIES CONTAINED IN ANY LOAN DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT HERETOFORE EXECUTED IN CONNECTION WITH, RELATED TO OR BEING REPLACED, SUPPLEMENTED, EXTENDED OR MODIFIED BY, THIS NOTE.
PLACE OF EXECUTION AND DELIVERY. Borrower hereby certifies that this Note and the Loan Documents were executed in the State of New Jersey and delivered to Bank in the State of New Jersey.
[Signature Page to Follow Immediately Hereafter]

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

A.C. Moore Arts & Crafts, Inc. Taxpayer Identification Number: 22-3527763
By:	/s/ Marc Katz
Marc Katz, Executive Vice President and
Chief Financial Officer

A.C. Moore Incorporated Taxpayer Identification Number: 22-2546111
By:	/s/ Marc Katz
Marc Katz, Executive Vice President and
Chief Financial Officer

Moorestown Finance, Inc. Taxpayer Identification Number: 52-2066272
By:	/s/ Marc Katz
Marc Katz, Executive Vice President and
Chief Financial Officer

Blackwood Assets, Inc. Taxpayer Identification Number: 52-2066271
By:	/s/ Marc Katz
Marc Katz, Executive Vice President and
Chief Financial Officer

A.C. Moore Urban Renewal, LLC, Taxpayer Identification Number: 56-2388590
By:	/s/ Marc Katz
Marc Katz, Authorized Person